Exhibit 10.1

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (“Agreement”), effective as of [*], is made by and between Chaparral Energy, Inc., a Delaware corporation with executive offices located at 701 Cedar Lake Blvd., Oklahoma City, Oklahoma 73114 (the “Company”), and [*] of the Company, residing at [*] (the “Indemnitee”).

The Company and Indemnitee recognize the prevalent risk of corporate shareholder litigation, in general, subjecting directors to the risk of expensive litigation.

The Company’s Board of Directors has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Amended and Restated Bylaws of Chaparral Energy, Inc. (“Bylaws”) and the Third Amended and Restated Certificate of Incorporation if Chaparral Energy, Inc. (“Certificate of Incorporation”) requires indemnification of the directors of the Company.

Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL, empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board of Directors, officers and other persons with respect to indemnification;

Given the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance Expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

This Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Indemnitee does not regard the protection available under the Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he or she is so indemnified.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the parties agree as follows:

1. Definitions.

(a) Agent. For the purposes of this Agreement, “Agent” of the Company means any person who (i) is or was a director, officer, employee, agent or other fiduciary of the Company or a Subsidiary of the Company (as defined herein); (ii) is or was serving at the request of, for the convenience of or to represent the interest of the Company or a Subsidiary of the Company as a director, officer, employee, agent or other fiduciary of a foreign or domestic corporation, partnership, joint venture, trust or other enterprise; (iii)was a director, officer, employee, agent or other fiduciary of a foreign or domestic corporation which was a predecessor corporation of the Company or a Subsidiary of the Company, or (iv) was a director, officer, employee, agent or other fiduciary of another enterprise at the request of, for the convenience of or to represent the interests of such predecessor corporation.

(b) Expenses. For purposes of this Agreement, the term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding and related disbursements, and other out-of-pocket costs actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, the DGCL or otherwise). The term “Expenses” shall also include reasonable compensation for time spent by Indemnitee for which he or she is not compensated by the Company or any Subsidiary of the Company or third party (i) for any period during which Indemnitee is not an Agent, in the employment of, or providing services for compensation to, the Company or any Subsidiary of the Company; and (ii) if the rate of compensation and estimated time involved are approved by the directors of the Company who are not parties to any action with respect to which expenses are incurred, for Indemnitee while an Agent of, employed by, or providing services for compensation to, the Company or any Subsidiary of the Company.

(c) Liabilities. For purposes of this Agreement, the term “Liabilities” shall be broadly construed and shall include, without limitation, judgments, damages, deficiencies, liabilities, losses, penalties, excise taxes, fines, assessments and amounts paid in settlement, including any interest and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under this Agreement.

(d) Proceeding. For the purposes of this Agreement, the term “Proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternative dispute resolution mechanism, claim, investigation, inquiry, administrative hearing, or any other actual, threatened, completed or other proceeding, whether brought by or in the right of the Company or any Subsidiary of the Company or otherwise and whether civil, criminal, administrative, investigative or any other type whatsoever and whether formal or informal. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a proceeding, this shall be considered a proceeding under this paragraph.

(e) Subsidiary. For purposes of this Agreement, “Subsidiary” means any corporation, limited liability company or other entity of which more than 50% of the outstanding voting securities or equity interests are owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise of which Indemnitee is or was serving at the request of the Company as an Agent.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an Agent of the Company, in the capacity the Indemnitee currently serves, so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any Subsidiary of the Company or until such time as he or she tenders his resignation in writing or he or she is removed from such position, provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by the Indemnitee.

The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws, to induce Indemnitee to serve, or continue to serve, as an Agent, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an Agent.

3. Maintenance of Liability Insurance.

The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an Agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was an Agent of the Company, the Company shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

4. Mandatory Indemnification. Subject to Section 10 below, the Company shall indemnify the Indemnitee to the fullest extent permitted by the DGCL, as the same may be amended from time to time (but, to the fullest extent of the law, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the DGCL permitted prior to adoption of such amendment) from:

(a) Third Party Actions. If the Indemnitee was or is a party or is threatened to be made a party to or otherwise involved in any Proceeding, other than a Proceeding by or in right of the Company to procure a judgment in its favor, by reason of the fact that he or she is or was an Agent of the Company, or by reason of anything done or not done by him or her in any such capacity, against any and all Expenses and Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses and Liabilities) incurred by him or her in connection with the investigation, defense, settlement or appeal of such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

(b) Derivative Actions. If the Indemnitee was or is a party or is threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an Agent of the Company, or by reason of anything done or not done by him or her in any such capacity, against any amounts paid in settlement of any such Proceeding and all Expenses actually and reasonably incurred by him or her in connection with the investigation, defense, settlement, or appeal of such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company after the time for an appeal has expired by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his or her duty to the Company unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

(c) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for Expenses or Liabilities which have been paid directly to Indemnitee under D&O Insurance.

5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him or her in the investigation, defense, settlement or appeal of a Proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

6. Advancement of Expenses. Subject to Section 10 below, to the fullest extent to which it is permitted to do so by the DGCL or other applicable law, the Company shall, in advance of the final disposition of the matter, pay the Expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending or otherwise participating in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an Agent of the Company or by reason of anything done or not done by him or her in any such capacity, and any appeal therefrom for which such Indemnitee may be entitled to such indemnification under this Agreement; provided, however, if required by the DGCL, such payment of Expenses and costs in advance of the final disposition of the Proceeding shall be made only upon receipt by the Company of an undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such Expenses. Advances shall be unsecured, interest free and without regard to Indemnitee’s ability to repay the Expenses. Advances shall include any and all Expenses incurred by Indemnitee pursuing an action to enforce Indemnitee’s right to indemnification under this Agreement or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that the Indemnitee is not entitled to be indemnified by the Company. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company.

7. Notice and Other Indemnification Procedures.

(a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

(b) If, at the time of the receipt of a notice of the commencement of a Proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c) Any indemnification or advancement of Expenses under this Agreement shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee. If a determination by the Company that the Indemnitee is entitled to indemnification is required, and the Company fails to respond within sixty (60) days to a written request for indemnity, the Company shall be deemed to have approved the request. If the Company denies a written request for indemnification or advancement of expenses, in whole or in part, or if tender of such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s Expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Company.

(d) In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Agreement or otherwise, shall be on the Company.

(e) In the event the Company shall be obligated to advance the Expenses for any Proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding, provided that (i) the Indemnitee shall have the right to employ his or her counsel in any such Proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8. Determination of Right to Indemnification.

(a) To the extent the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 4(a), 4(b) or 4(c) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against Expenses actually and reasonably incurred by him or her in connection therewith.

(b) In the event that Section 8(a) is inapplicable, the Company shall indemnify the Indemnitee unless, and only to the extent that, the Company shall prove by clear and convincing evidence to a forum listed in Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(c) The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

(1) A quorum of the Board consisting of directors who are not parties to the Proceeding for which indemnification is being sought;

(2) The stockholders of the Company;

(3) Legal counsel selected by the Indemnitee and reasonably approved by the Board, which counsel shall make such determination in a written opinion;

(4) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

(d) As soon as practicable, and in no event later than 30 days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

(e) Notwithstanding a determination by any forum listed in Section 8(c) hereof that the Indemnitee is not entitled to indemnification with respect to a specific Proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to the Agreement.

(f) The Company shall indemnify the Indemnitee against all Expenses incurred by the Indemnitee in connection with any hearing or Proceeding under this Section 8 involving the Indemnitee and against all Expenses incurred by the Indemnitee in connection with any other Proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such Proceeding was frivolous or not made in good faith.

9. Limitation of Actions and Release of Claims. No Proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Subsidiary against the Indemnitee, his or her spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such Proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no Proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any Subsidiary of the Company discovers such facts, or (ii) the date the Company or any Subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any Subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 9 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.

10. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance Expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

(b) Lack of Good Faith. To indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous; or

(c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding unless the Company consents to such settlement; or

(d) Claims by the Company for Willful Misconduct. To indemnify the Indemnitee under this Agreement for any Expenses incurred by the Indemnitee with respect to any Proceeding or claim brought by the Company against the Indemnitee for willful misconduct, unless a court of competent jurisdiction determines that such claim was not made in good faith or was frivolous; or

(e) Section 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or

(f) Willful Misconduct. To indemnify the Indemnitee on account of the Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or

(g) Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

(h) Forfeiture of Certain Bonuses and Profits. To indemnify Indemnitee for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute.

11. Nonexclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to actions in his or her official capacity and to actions in another capacity while occupying his or her position as an Agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an Agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

12. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 12 hereof.

14. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

15. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors, heirs, executors, and administrators and assigns of the parties hereto.

16. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

17. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

18. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is determined by the members of the Board of Directors of the Company who are not parties to any action with respect to which such amounts are incurred to be fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company and Indemnitee in connection with such event(s) and/or transaction(s).

19. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or Proceeding which arises out of or relates to this Agreement.

The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

CHAPARRAL ENERGY, INC.

By:

Its:

INDEMNITEE: